Exhibit 10.1

SEVERANCE AGREEMENT

1st Security Bank of Washington (“Bank”) and Joseph C. Adams (“Adams” or “Employee”) agree as follows:

1.
Consideration. In consideration of loyal and valued service to the Bank, and in further consideration of being a member of the Bank’s Senior Management Team (SMT), and in further consideration of the Bank’s desire that Employee remain a member of the Bank’s SMT now and into the future, Bank and Employee does enter in the following agreement.

2.
Severance. If Employee is involuntarily terminated by the Bank, other than for Cause, or quits voluntarily for Good Reason, or there is a Change in Control of Ownership of Bank, conditioned on the execution of a Release by Employee of any and all claims arising out of Employee’s employment or Employee’s termination, Employee will receive Severance in an amount equal to 24 months of base compensation (in a lump sum payable within forty-five (45) days after the effective date of the Release). Employee’s voluntary quitting without good reason or termination of Employee by the Bank for cause shall disqualify employee from receiving Severance.

3.	“Cause” for termination means any one or more of the following:

a.	Removal or discharge of Employee pursuant to order of any federal banking authority;

b.
Employee perpetrates fraud, dishonesty, or other act of misconduct in the rendering of services to the Bank or to customers of the Bank, or if Employee engages in conduct which, in the opinion of the Board of Directors, materially interferes with the performance of Employee’s duties or harms the reputation of the Bank by reason of the adverse reaction of the community to such conduct;

c.	Employee conceals from, or knowingly fails to disclose to, any federal banking regulatory authority, or the Board of Directors any material matters affecting the viability of the Bank; or

d.
Employee fails (or refuses) to faithfully or diligently perform any of the usual and customary duties of his or her employment and either fails to remedy the lapse or formulate a plan for its correction with the Bank (if such failure is not susceptible to immediate correction) within thirty (30) days after notice to Employee.

4.	“Good Reason” means only any one or more of the following:

a.
Reduction of Employee’s salary or elimination of any significant compensation or benefit plan benefiting Employee, unless the reduction or elimination is generally applicable to substantially all similarly situated employees (or similarly situated employees of a successor or controlling entity of the Bank) formerly benefited;

Joseph C. Adams
Severance Agreement

b.	The assignment to Employee without his or her consent of any authority or duties materially inconsistent with employee’s position as of the date of this Agreement; or

c.	A relocation or transfer of Employee’s principal place of employment that would materially increase Employee’s commute.

5.	“Change in Control of Ownership” means only any one or more of the following:

a.	Consummation by the Bank of reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Bank.

b.
The acquisition by any individual, entity or group of beneficial ownership of 51 percent or more of either the then outstanding shares of common stock of the Bank or the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors.

6.
Other. This Agreement shall be governed by the laws of the State of Washington. This Agreement shall not be interpreted as requiring “cause” for termination. This Agreement may be modified only in a writing signed by Employee and the Bank’s Chief Executive Officer. The provisions of this agreement are severable. In the event any provision of this Agreement is found to be unenforceable, in whole or in part, the remainder of this Agreement will nevertheless be binding and enforceable. If any dispute arises under this Agreement, the parties consent to the exclusive jurisdiction of the Snohomish County Superior Court or the United States District Court for the Western District of Washington, and waive any objection based upon venue, including forum non conveniens.

Joseph C. Adams (“Employee”)	1st Security Bank of Washington

/s/ Joseph C. Adams	By:	/s/Robert E. D’Amicol

Its: Chairman of the Board

Date: 11/30/06	Date: 11/27/06